EXHIBIT 10.46

FIRST AMENDMENT TO THE
ANIXTER INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
RESTATED EFFECTIVE JANUARY 1, 2009

WHEREAS, Anixter Inc. (the “Company”) maintains the Anixter Inc. Supplemental Retirement Plan, as amended and restated effective January 1, 2014 (the “Plan”) for its eligible employees and its affiliates that have adopted the Plan;
WHEREAS, pursuant to Section 8.1 of the Plan, the Board of Directors of Anixter International Inc. has the right to amend the Plan, provided that the Anixter Inc. Employee Benefits Administrative Committee or its successor may make technical and/or clarifying amendments to the Plan or amendments that either have no cost effect on the Company or an effect that is not reasonably expected to exceed $10,000, plus any correlative modifications thereto;
WHEREAS, the Employee Benefits Administrative Committee has been renamed the Employee Retirement and Benefits Oversight Committee (“ERBOC”) by the Company pursuant to a resolution dated December 18, 2018; and
WHEREAS, the ERBOC desires to amend certain governance provisions of the Plan.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended, effective as of December 18, 2018:

1.	Section 2.1(j) is amended in its entirety to read as follows:

“(j)
“Committee” means the Benefits Administrative Committee (referred to as the “Benefits Administrative Committee”, “BAC” or “Committee” in this Plan), and includes any delegate of the BAC pursuant to applicable BAC approvals. The Committee is the Plan Administrator as more fully described in Section 8.”

2.	Section 2.1(cc) is amended in its entirety to read as follows:

“(cc)	“Plan Administrator” means the Committee.”

3.	Section 8.1 is amended in its entirety to read as follows:
“Section 8.1    In General. The Plan shall be administered by the BAC, which shall serve as the Plan Administrator under ERISA, and shall have the sole authority to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder. The Anixter Inc. Employee Retirement and Benefits Oversight Committee (“ERBOC”) has the authority and responsibility (i) to appoint and remove members of the BAC and (ii) monitor the BAC. The BAC shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The BAC may adopt such rules as it deems necessary, desirable or appropriate in administering the Plan and the BAC may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the BAC pursuant to a delegation of duties from the BACA. No member of the BAC may act, vote, or otherwise influence a decision of the BAC specifically relating to his benefits, if any, under the Plan. The powers and duties of the BAC and the ERBOC are further provided in the Anixter Inc. Employee Benefit

Plans Administration and Investment Charter, as adopted by the Company, and as may be renamed and/or amended from time to time.”

4.	Section 8.2 is amended in its entirety to read as follows:
“8.2    Claims Procedure. Any Participant claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Committee.
(a)    Initial Claim Review. If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within 90 days of the receipt of such claim, or if the claim is a claim on account of Disability, within 45 days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i)	The specific reason or reasons for which the claim was denied;

(ii)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(iii)	A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv)
An explanation of the Plan's claims review procedure and the time limits applicable to such procedure and a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and

(v)
In the case of an adverse determination of a claim on account of Disability, the information to the Claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1)(v).

If special circumstances require the extension of the 45 day or 90 day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional 90 day period, or if the claim is on account of Disability, for not more than two additional 30 day periods.
(b)    Appeals. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have 180 days in which to request a review of a claim regarding Disability, and will have 60 days in which to request a review of all other claims. The request must be in writing and delivered to the Committee. If no such review is requested, the initial decision of the Committee will be considered final and binding.
The Committee's decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

The Committee's decision on review shall be made not later than 60 days (45 days in the case of a claim on account of Disability) after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days (90 days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the Claimant prior to the expiration of the initial 45 day or 60 day period.
Notwithstanding the foregoing, in the case of a claim on account of Disability: (A) the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person; and (B) no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant's remedies under these claims procedures. No Claimant may bring any action challenging a decision of the Committee at any time more than one year after the final written decision of the Committee is rendered.”

5.	Section 8.10 is amended in its entirety to read as follows:
“Section 8.10    Amendment and Termination. The Plan may be amended, suspended or terminated, in whole or in part, by the Board, but no such action shall retroactively reduce the benefits under the Plan which have accrued prior to the effective date of such action. Following any such termination, benefits may be paid out under the Plan only to the extent expressly permitted under Section 409A of the Code and only to the extent such termination is implemented in accordance with Section 409A of the Code. In addition, the ERBOC shall have concurrent authority to make technical and/or clarifying amendments to the Plan or amendments that either have no cost effect on the Company or an effect that is not reasonably expected to exceed $10,000, plus any correlative modifications thereto.”
*    *    *
IN WITNESS WHEREOF, the Chair of the ERBOC has executed this First Amendment to the Anixter Inc. Supplemental Executive Retirement Plan on December 18, 2018, to evidence its adoption by the ERBOC.
ANIXTER INC.
By: /s/ Rod Smith
Rod Smith
Chair, Anixter Inc. Employee Retirement and Benefits Oversight Committee

3